Exhibit 99.1

Marvin O. Schlanger

c/o HEXION SPECIALTY CHEMICALS, INC.

180 East Broad Street

Columbus, Ohio 43215

June 10, 2005

William H. Carter

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

Dear Mr. Carter:

As we have discussed, I have agreed to serve as a member of the Board of Directors of Hexion Specialty Chemicals, Inc., a New Jersey corporation (the “Company”). I understand I will be elected as a director of the Company shortly prior to the Company’s initial public offering of its common stock. I consent to being named as a future Board member of the Company in the Form S-1 registration statement and any amendments thereto filed in connection with the Company’s initial public offering.

Very truly yours,

/s/ Marvin O. Schlanger

Marvin O. Schlanger